Filed Pursuant to Rule 424(b)(3)

Registration No. 333-133280

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 21, 2006)

NAVARRE CORPORATION

9,675,091 Shares

Common Stock

This Prospectus Supplement No. 2 supplements and amends the prospectus dated December 21, 2006 (the “Original Prospectus”) of Navarre Corporation relating to the resale by the selling stockholders of 9,675,091 shares of our common stock, which consists of shares of common stock and shares of common stock issuable to the selling stockholders upon the exercise of warrants to purchase common stock. We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. We will, however, receive the net proceeds of any warrants exercised for cash. This prospectus supplement should be read in conjunction with the Original Prospectus, and this prospectus supplement is qualified by reference to the Original Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information in the Original Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Original Prospectus, including any amendments or supplements thereto.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE ORIGINAL PROSPECTUS, AND IN ANY FILINGS WE HAVE MADE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT WE HAVE INCORPORATED BY REFERENCE THEREIN, INCLUDING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2011 AND PERIODIC REPORTS FILED THEREAFTER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information appearing in the table below, which is based on information provided by or on behalf of the named selling stockholders, supplement and amends the selling stockholder table in the Original Prospectus only to reflect the transfer of warrants held by Whitebox Intermarket Partners, LP. This Supplement also reflects the change of name of Whitebox Intermarket Partners, LP to Whitebox Multi-Strategy, LP. No other changes to the table have been made and the information therein has not been updated.

	Shares Beneficially Owned Before Offering (1)(2)				Shares Beneficially Owned After Offering (1)
Selling Stockholder	Shares	Shares Upon Exercise of Warrant	Total	Percent	Number	Percent
Whitebox Multi-Strategy Partners, LP (36)	—	42,857	42,857	*	—	*

(36)

Andrew Redleaf, the managing member of Whitebox Intermarket Advisors, LLC, the general partner of Whitebox Multi-Strategy Partners, LP may be deemed to have investment discretion and voting power over the shares of Navarre stock held by Whitebox Multi-Strategy Partners, LP. Whitebox Multi-Strategy Partners, LP and Mr. Redleaf disclaim beneficial ownership of shares held by each other. See also Note D.

The date of this prospectus supplement is June 30, 2011.